Exhibit 4.3

Commercial Department
Firm natural gas Transportation Contract with ECOPETROL S.A.	Page 1 of 35

Section I - ESTF
Natural Gas Transportation Contract
Firm Transportation Service
1. Identification	Contract Number
ESTF-029 -2008
2. Transporter	2.1 Corporate Name	2.2 Tax Identification
	Transportadora de Gas del Interior S.A. E.S.P.	900.134.459-7
	2.3 Legal Representative	2.4 Identification
	JORGE ARMANDO PINEDA SÁNCHEZ	91.241.552 of Bucaramanga

3. Shipper	3.1 Corporate Name	3.2 Tax Identification
	ECOPETROL S.A.	899.999.068-1
	3.3 Legal Representative	3.4 Identification
	CAMILO MARULANDA LÓPEZ	10.008.868 of Pereira
4. Description	4.1 Entry Hub	[1]- 4.2 Exit Hub
	Ballena	Barrancabermeja
	4.3 Entry Point	4.4 Exit Point
1. Outlet flange of the meter located at the Centragas Ballena Station.

1. Outlet flange of the meters located in the 16" line in the COGB unless otherwise agreed by the Parties.

2. Hot tap made on the 20" Gas line between Centragas and the COGB located on the property of Petrosantander that transports Gas to the gas turbine of the Barrancabermeja Refinery Department (GRB) owned by the Shipper, unless otherwise agreed by the Parties.

4.5 Diversion point:
Inlet flange of the scraper trap at the Cuisiana CPF on the Cusiana – El Porvenir – La Belleza gas pipeline

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5. Dates and terms	5.1 Contract Date	5.2 Service Commencement Date
	October 1, 2008	December 1, 2012
	5.3 Completion Period	5.4 Trial Period
	Until December 31, 2020	None
6. Capacity	6.1 Contracted Firm Capacity (kcf/d)
	From December 1, 2012 to December 31, 2012	Point 1: 70,000
Point 2: 17,786
Total: 87,786
	From January 1, 2013 to December 31, 2020	Point 1: 80,000
Point 2: 20,000
Total: 100,000
7. Fees and Contract Price	7.1 Structure of Charges	7.2 Fixed Charge (USD/kcf/d-year)
	100% F - 0% V	223,558
	7.3 Variable Charge (USD/kfc)	7.4 Fixed Charge for AO&M ($/kcf/d-year)
	0	398,349
	7.5 Reference Capacity Charge (USD/kcf/d-year)	7.6 Daily Reference Capacity Charge (USD/kcf)
	126	0.345
	7.6 Estimated Contract Price	USD	Pesos($)
	From December 1, 2012 to December 31, 2012	180,513,410	321,649,273,209
8. Addresses	8.1.1 Postal	8.1.2 Telephone
8.1 Transporter	Carrera 34 No 41-51 Bucaramanga	(7) 6320002
	8.1.3 Fax	8.1.4 E-mail
	(7) 6320002 Ext 455	sonia.sanabria@tgi.com.co
8.2 Shipper	8.2.1 Postal	8.2.2 Telephone
	Carrera 13A No. 87-10	(57)(1)234-4437
	8.2.3 Fax	8.2.4 E-mail
	(1) 2344492	ccg@ecopetrol.com.co

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8.2.5 Fax for billing
(1) 2344500

9. Nature of the Parties
9.1 The Shipper	A decentralized national government agency, created by Statute 165 of 1948 with TIN 899.999.068-1, organized as a Mixed Economy Corporation pursuant to Article 2 of Statute 1118 of 2006, related to the Ministry of Mines and Energy, with registered office in Bogotá D.C., all of whose bylaws are contained in Notarial instrument No. 5314 of December 14, 2007 and the modifications thereto, executed at the Office of Notary Public No. 2 of the Notarial Circuit of Bogotá D.C. and registered with the Chamber of Commerce of Bogotá D.C.

9.2 The Transporter	A Corporate Provider of Public Services formed on February 16, 2007 by means of notarial instrument No. 67 executed at the office of notary public No. 11 of the notarial circuit of Bucaramanga, registered in the chamber of commerce, business register number 05-138524-04, subject to regulation, supervision, and control by the competent authorities, such as the Energy and Gas Regulation Commission (CREG), the Mining and Energy Planning Unit (UPME), and the Superintendency of Domestic Public Services (SSPD).

CHAPTER I

GENERAL CONDITIONS

1.          IDENTIFICATION OF THE PARTIES

The signatories, to wit: 1) JORGE ARMANDO PINEDA SÁNCHEZ, of legal age, identified as shown beneath the signature, acting as First Alternate of the President on behalf and as legal representative of TRANSPORTADORA DE GAS DEL INTERIOR S.A. E.S.P. a Corporate Provider of Public Services formed on February 16, 2007 by means of notarial instrument No. 67 executed at the office of notary public No. 11 of the Bucaramanga circuit, registered with the chamber of commerce on February 19, 2007 with business registration number 05-138524-O4 and TIN 900-134-459-7 and 2) CAMILO MARULANDA LÓPEZ, of legal age, identified with citizenship card number 10.008.868, issued in Pereira, in his capacity as Vice President of Supply and Marketing of ECOPETROL S.A., who, in exercise of the authority contained in the Delegation Manual, is acting in the name, place, and stead of ECOPETROL, S.A., a decentralized national government agency, created by Statute 165 of 1948 with TIN 899.999.068-1, organized as a Mixed Economy Corporation pursuant to Article 2 of Statute 1118 of 2006, related to the Ministry of Mines and Energy, with registered office in Bogotá D.C., all of whose bylaws are contained in Notarial instrument No. 5314 of December 14, 2007 and the modifications thereto, executed at the Office of Notary Public No. 2 of the Notarial Circuit of Bogotá D.C. and registered with the Chamber of Commerce of Bogotá D.C. (hereinafter THE SHIPPER) have entered into the following firm Natural Gas Transportation Contract, contained in the following clauses.

2.          RECITALS

2.1.       Whereas the TRANSPORTER owns and operates a system of gas pipelines within the country (System), which pass close to the SHIPPER’s facilities.

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2.2.          Whereas the Shipper on June 11, 2008 notified the TRANSPORTER of its interest in contracting firm transportation capacity from Ballena to the exit point specified in number 4.4 of Section I ESTF, for which it requires, inter alia, the transportation of natural gas through the Ballena – Barrancabermeja gas pipeline.

2.3.          Whereas the TRANSPORTER does not currently have sufficient primary capacity available in the Ballena – Barrancabermeja gas pipeline to meet the SHIPPER’s request and, therefore, as a result of the SHIPPER’s request for capacity, has decided to increase the capacity of said gas pipeline.

2.4           Whereas the SHIPPER agrees to enter into the Contract subject to the execution of the increase in capacity that the TRANSPORTER will make in the Ballena – Barrancabermeja gas pipeline.

2.5           Whereas the TRANSPORTER and the SHIPPER, on the basis of Article 5.5 of Resolution CREG-001-2000 have freely agreed upon the charges for the remuneration of the natural gas transportation service in accordance with Resolution CREG 125 of 2003.

2.6           Whereas in the schedule of transportation fees of this Contract the Parties have agreed to apply 100% of the stamp taxes for branch and main pipelines.

2.7           Whereas the SHIPPER has entered into or will enter into the agreements necessary to acquire the volumes of Gas for which it is contracting the Service.

2.8           Whereas the Parties recognize and accept that, because Gas Transportation is a complementary public service activity pursuant to Statute 142 of 1994, both this Contract and the transportation service are subject to State regulation, control, and supervision, which may result in modifications to this Contract.

2.9           Whereas the SHIPPER has already verified in the Bulletin of Fiscal Debtors prepared and published by the General Accounting Office that the TRANSPORTER is not listed therein as a person who has been declared a tax debtor in a final and unappealable judgment.

2.10         Whereas the TRANSPORTER establishes with a clearance certificate issued by its statutory auditor within the month prior to the date of signature hereof, that it is not in arrears with its payments to the health, occupational hazards, and pensions systems, or with its contributions to the Family Subsidy Funds, the Colombian Family Welfare Institute, and the National Apprenticeship Services with regard to any of its employees.

2.11         Whereas the representatives of both THE TRANSPORTER and THE SHIPPER are authorized to sign this Contract.

2.12         Whereas neither the TRANSPORTER nor THE SHIPPER are legally disqualified from entering into this Contract.

2.13         Whereas all the contents hereof and the Exhibits hereto form an integral part of this Contract.

2.14         Whereas the TRANSPORTER’s Commercial Committee No. 9 recommended that TGI S.A. E.S.P. enter into this contract.

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3.          DEFINITIONS

Whenever terms with an initial capital letter appear (in singular or plural) in this Contract or in the Exhibits, clarification, or modifications hereto, they shall be considered definitions for the purposes hereof and shall have the meanings set forth below, without prejudice to their definitions in the Law:

Contract Year	One year of contractual performance. The first Contract Year shall commence on the Service Commencement Date and shall end twelve (12) months later.

Firm Capacity	Capacity that, in accordance with the contracts entered into, may not be interrupted by the Transporter, except in cases of emergency or force majeure.

Daily Reference Capacity Charge	(Reference Capacity Charge) / 365 in USD/kcf

Fixed Charge	Annual charge to pay for the investment costs applicable as from the Service Commencement Date to the Contracted Capacity expressed in US$/kcf/d-year

Reference Capacity Charge	The Capacity Charge for the Barrancabermeja - La Dorada Section, applicable to the determination of sanctions payable by the SHIPPER or recognitions payable by the TRANSPORTER in US$/kcf/d-year. This charge is indicated in Section I.

AO&M Charge	Annual Fixed Charge to pay for the costs of Administration, Operation, and Maintenance. It is applied to the Contracted Capacity expressed in pesos ($)/kcf/d-year

Variable Charge	Charge to pay for the investment cost. It is applied to the volume of Gas transported expressed in USD/kcf.

Transportation Nomination Cycle	Process that begins with the request for transportation services made by a Shipper to the Primary Control Center (CPC) concerning the Amount of Energy and the calorific value of the gas that it is going to deliver at the Entry Point and receive at the Exit Point of a Transportation System on a Gas Day and that ends with the Confirmation of the request.

Gas Transportation Contract or Contract	The present Contract for the provision of the firm Natural Gas Transportation Service. It includes the following Exhibits: (i) Exhibit I: Quality Specifications of the Natural Gas for Transportation. (ii) Exhibit II: Measurement. (iii) Exhibit III: Guarantee Amount

Primary Control Centers (CPC)	Centers belonging to the different gas pipelines (Transportation Systems) that make up the National Transportation System. They are responsible for advancing the operational, commercial, and other processes defined in the Single Code on Natural Gas Transportation (RUT).

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Balance Account	The accumulated difference between the Amount of Energy Delivered and the Amount of Energy Taken by a Shipper during one month

Diversion	A change at the Entry and/or Exit Points affecting the initial or primary origin or destination specified in this Contract.

Gas Day	Official day of the Republic of Colombia running from 00:00 hours until 24:00 hours, during which the Natural Gas Transportation Service is provided by the System in Firm Capacity mode in exchange for payment of the appropriate fee.

Service Commencement Date	Day on which the performance of the Contract begins. It is specified in Section I or earlier, depending on the minute signed by the Parties in which they agree to it.

Contract Date	Date on which the Contract is executed.

Natural Gas or Gas	A mixture of light hydrocarbons mainly consisting of methane that is found in pools in its free form or associated with oil. When necessary, Natural Gas must be treated so that it meets the gas quality conditions specified in the Single Code on Natural Gas Transportation (RUT), and in any standards that supplement, modify, or substitute it.

Transportation Gas Pipelines	For the purposes of this Contract it is the Ballena -Barrancabermeja section.

GHV	Gross Heating Value of Gas in BTU/CFE.

Penalty Interest	The maximum penalty interest rate for commercial transactions authorized under Colombian law for late payment.

MBTU	1,000,000 BTU (British Thermal Units) referred to the higher calorific value.

Delivery Month	One calendar month during which the SHIPPER has nominated the Service.

Entry Hub	Geographical region where the Entry Point is located.

Exit Hub	Geographical region where the Exit Point is located.

Parties	The SHIPPER and the TRANSPORTER, their assignees and representatives.

cf/d, kcf/d, mcf/d	Units of Gas flow measurement, which mean respectively: cubic feet per day, thousands of cubic feet per day, and millions of cubic feet per day.

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Completion Period	Period between the Service Commencement Date and the last day of Service.

Transportation Schedule	The hourly schedule for the transportation of Amounts of Energy prepared each day by a Primary Control Center in accordance with the Shippers’ Nominations and the technical feasibility of transporting the Nominations in the gas pipelines concerned.

Monthly Schedule	The daily gas transportation program for one Month of Deliveries expressed in kcf/d that the SHIPPER must deliver to the TRANSPORTER before the Delivery Month begins.

Flow Rate	The SHIPPER’s hourly consumption profile, which the SHIPPER shall specify and update daily within the Transportation Nomination Cycle in the TRANSPORTER’s nominations system.

SHIPPER	The Party that contracts the Service

Firm Natural Gas Transportation Service or Service	The provision of the Natural Gas Transportation Service through the System in Firm Capacity mode in exchange for payment of the appropriate fee.

Transportation System or System	The collection of main and regional gas transportation pipelines and their branch lines, compression stations, connections, and terminals at the city gates, or installations used to provide the Service.

Representative Market Rate	The exchange rate between the dollar and the Colombian peso set by the Board of Governors of the Colombian Central Bank or the competent body.

TRANSPORTER	The Party that provides the Service.

Remaining Value of the Contract	Value of the Contract from the date of early termination until the termination date specified in number 5.3 of Section I - ESTF. Said value is calculated by taking the Contracted Firm Capacity multiplied by the Fixed Daily Charges to pay for the investment plus the Contracted Firm Capacity multiplied by the variable charges, then multiplying both values by the number of days remaining until the termination of the contract and adding the Contracted Firm Capacity times the daily AO&M charged times the number of days remaining until the termination of the contract. The results are expressed in U.S. dollars and Colombian pesos ($) respectively.

Exit Variation	Absolute value of the difference between the Amount of Energy Confirmed and the Amount of Energy Taken in each hour by the SHIPPER.

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Life of the Contract	Period between the Contract Date and the date on which the Contract settlement document is signed.

Authorized Volume	The Volume that the Primary Control Center allows to be transported during a Gas Day by a transportation subsystem or system after studying the nomination made by the SHIPPER.

Unaccounted-for Volume	Volume of Gas for which the SHIPPER cannot produce title of ownership or possession when requested to do so by the TRANSPORTER.

Volume Delivered by the SHIPPER	The Volume of Gas delivered or to be delivered to the TRANSPORTER at the SHIPPER’s expense and risk and to be taken by the SHIPPER at the Exit Point. This corresponds to the Transportation Volume.

Volume Taken by the SHIPPER	Volume of Gas taken by the SHIPPER at the Exit Point

4.          GUIDING PRINCIPLES

4.2.1      It is in the common interest of the Parties that the Transportation System operates, in respect of reliability, safety, efficiency, continuity, and quality, in the conditions specified in this Contract.

4.2.2      The System is an interconnected and interdependent network in which the activity of one of the agents involved in the transportation process may affect the rights of one or more other agents. Accordingly, the main objective of the coordination of this System is to preserve the common interest of the Parties, pursuant to the Contract and the Single Code on Natural Gas Transportation (RUT).

4 2.3      The Parties agree to use the Transportation System efficiently, pursuant to the terms of this Contract and the regulations.

CHAPTER II

PARTICULAR CONDITIONS

1.          SUBJECT MATTER

The subject matter of this Contract is the provision of the Firm Natural Gas Transportation Service through the System pursuant to the terms and conditions hereof.

The transportation capacity contracted by the SHIPPER in the Ballena–Barrancabermeja section will be available as from the Service Commencement Date specified in number 5.2 of Section I ESTF, after the TRANSPORTER has put into operation the facilities that will make it possible to increase the capacity of the Ballena–Barrancabermeja gas pipeline, which it undertakes to do by no later than June first (1st), 2010.

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2.          SCOPE

The scope of this Contract is the Firm Natural Gas Transportation Service through the System from the Entry Point(s) to the Exit Point(s) specified in Section I – ESTF.

3.          APPLICABILITY

3.1           Subject to the considerations and terms of this Contract, on each Gas Day as per the assignments of the SHIPPER’s producer and provided that said Service is authorized by the TRANSPORTER pursuant to Chapter III number 4 (Nominations and Confirmed Amount of Energy), the SHIPPER shall deliver to the TRANSPORTER and the TRANSPORTER shall receive at the Entry Point a Delivered Amount of Energy. Said Gas shall be transported by the TRANSPORTER and the SHIPPER shall take the same amount at the Exit Point(s), which amount will be known as Amount of Energy Taken.

3.2           On each Gas Day, the SHIPPER shall deliver at the Entry Point and take at the Exit Point the Authorized Amount of Energy, according to the Flow Rate reported by the SHIPPER.

3.3           As soon as the gas is delivered to the TRANSPORTER at the Entry Point, the TRANSPORTER may blend said Gas with any other gas provided that the resulting mixture delivered at the Exit Point(s) complies with the quality specifications established in the Regulation for the time being in force, which specifications on the date of the execution of this Contract are those set forth in Exhibit I hereto.

4.          SERVICE INITIAL DATE

The Service Commencement Date shall be the date specified in number 5.2 of Section I ESTF, once the TRANSPORTER has put into operation the facilities that will make it possible to increase the capacity of the Ballena–Barrancabermeja gas pipeline, which it undertakes to do by no later than June first (1st), 2010.

5           ENTRY AND EXIT POINTS

The Entry Point(s) and Exit Point(s) are specified in numbers 4.3 and 4.4 of Section I – ESTF of this Contract, as are the obligations to deliver and receive the gas covered by this Contract.

6.          TRANSPORTATION CHARGES

The charges for provision of the Service covered by this Contract shall be those established in number 7 of Section I – ESTF and in number 2 of Chapter IV and shall be subject to modification by the Energy and Gas Regulation Commission – CREG.

7.          TERM OF THE CONTRACT

The term of the Contract is the period between the Service Commencement Date and the last day of the Completion Period, as specified in number 5.3 of Section I – ESTF.

8.          NOTICES

8.1           All notifications, communications, requests, required or allowed under this Contract must be made in writing and be delivered either personally, by fax, by registered mail or by electronic data transmission to the address specified in number 8 of Section I – ESTF.

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8.2           The addresses, fax numbers and e-mail addresses for notifications under this Contract, may be changed by giving the other Party at least fifteen (15) calendar days’ prior written notice.

9.          PERFECTION OF THE CONTRACT

9.1           This Contract is perfected upon its execution by the representatives of the Parties.

10.         TAXES

The transportation tax laid down in the Oil Code and in Statute 756 of 2003 and the Infrastructure Development Charge laid down in Article 15 of Law 401 of 1997 and regulated by Decree 3531 of 2004 issued by the National Government shall be paid by the SHIPPER.

As a Transportation Contract, this Contract is exempt from stamp tax in accordance with Article 530 number 27 of the Tax Statute Legislative Decree 624 of 1989. Each company shall be responsible for its obligations relating to income tax, industry and commerce tax, or any other type of tax related to this Contract.

11.         GUARANTEE

By virtue of their legal personalities and their credit and portfolio policies, both Parties agree not to require any kind of guarantee from the other.

12.         APPLICABLE LAW

This Contract is governed by the Constitution, Statute 142 of 1994, the Commercial Code, the Civil Code, Resolutions adopted by the CREG, and other applicable rules and regulations.

In accordance with the aforementioned regulatory framework, this Contract establishes a commercial relationship between the Parties, governed by the relevant provisions of Private Law. With regard to labor workforce, the Parties declare that the workers or contractors hired by each of them for the performance of this Contract have no employment or contractual relationship with the other Party and therefore are not dependent on or subordinate to the other Party. Each Party shall perform this Contract with full autonomy in respect of technical, administrative, financial, and labor matters.

13.         REGULATIONS ADJUSTMENTS

Both the conditions for provision of the Service and the technical and financial conditions included in this Contract are governed by the regulations issued by the CREG or whichever other body performs its functions. Accordingly if said regulations are modified, the Parties agree to review the conditions hereof in order to accommodate them to the regulations for the time being in force.

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14.         DOMICILE

For all contractual purposes the designated domicile of the Parties is the city of Bucaramanga, Department of Santander.

15.         DELEGATION

For the TRANSPORTER, this Contract will be managed by the Commercial Department of TGI S.A. E.S.P. or by whichever department may subsequently be designated for that purpose. The SHIPPER, delegates the management of this Contract and the appointment of the officers that will be in charge of monitoring it to the Gas Manager of ECOPETROL S.A. or to whichever other person the SHIPPER may subsequently appoint.

16.         TITLE OF OWNERSHIP OF THE GAS

The SHIPPER guarantees that it will enjoy free and clear ownership and possession of the Gas and be entitled to effect delivery of the Gas to the TRANSPORTER when it enters the Transportation System. Ownership of the Gas shall be proven with the assignment of the Agent that delivers Gas to the SHIPPER’s System.

17.          INDEMNITY

The SHIPPER shall hold the TRANSPORTER harmless from any and all liability and damages that may result from lawsuits, claims, and actions brought in or out of court by third parties disputing the ownership or possession of the Natural Gas transported under this Contract. During the time that the TRANSPORTER has the gas in its custody, the TRANSPORTER shall hold the SHIPPER harmless from any and all liability and damage that may result from lawsuits, claims, and actions related to said gas brought in or out of court by third parties.

18.          CUSTODY OF THE GAS

The TRANSPORTER shall have custody, possession, and control of the Gas pursuant to the terms and conditions of this Contract and the regulations issued by the Energy and Gas Regulation Commission (CREG), from the time at which it receives the Gas at the Entry Point until the time at which the SHIPPER takes it at the Exit Point.

In the event of loss of Gas in the System due to force majeure or Act of God and excusable Event, the loss shall be prorated and borne assume by the different shippers that are using the System. This shall be done taking into account the Gas Balance calculated by the Primary Control Center based on the Confirmed Amount of Energy.

Operational losses exceeding 1% shall be borne assume by the TRANSPORTER. Losses of gas that do not exceed 1% will be distributed between the shippers in proportion to the Amount of Energy transported and shall be recognized by said shippers to the TRANSPORTER in the monthly service invoice.

19.         CHANGE OF HUBS OR ENTRY AND EXIT POINTS

Changes of Hubs or Entry and Exit Points may be made by written agreement between the Parties. New Hubs or Entry and Exit Points may be added in the same way provided that they are technically and operationally feasible and that there is primary Available Capacity in the new gas pipeline sections to be used.

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20.          ASSIGNMENT OF THE CONTRACT

20.1       The SHIPPER may assign the whole or part of this Contract with the TRANSPORTER’s prior written authorization. The TRANSPORTER may assign the whole or part of this Contract with the SHIPPER’s prior written authorization, and said authorization for the assignment shall not be refused without due cause. If, as a result of the assignment, a performance bond or bank Guarantee has to be furnished by the assignee, the assignment shall only take effect once said Guarantee is approved in writing. The performance bond or bank Guarantee must be issued by an insurance company or bank legally established in Colombia and supervised by the Office of the Financial Superintendent in an amount that will be equal to the value in pesos ($) given by applying the formula contained in Exhibit III.

20.2       The authorized assignee must take on all the responsibilities and obligations of the SHIPPER or the TRANSPORTER (as the case may be) under this Contract, and this requirement must be clearly stipulated in the assignment agreement.

21.         FORCE MAJEURE OR ACT OF GOD OR EXCUSABLE EVENT

21.1       If circumstances of force majeure, acts of God or excusable events arise directly affecting the obligations under this Contract, compliance with said obligations shall be suspended for the period during which the force majeure, act of God or excusable event persists.

The Party affected by the event of force majeure, act of God or excusable event shall notify the other Party of said situation within a period of twenty-four (24) hours following the occurrence of same, and undertakes to forward all the details within five (5) business days thereafter.

For the purposes of this Contract, force majeure and acts of God shall mean, cover and include, inter alia, the following abnormal acts, facts or events when they are unforeseeable and irresistible, provided they are unrelated to the Parties and occur without cause or negligence, and are duly proven, such as:

a)         Acts of nature, including landslides, hurricanes, floods, avalanches, lightning strikes, earthquakes, fires, tsunamis, shipwrecks.

b)         Land, air, river or maritime transportation disasters.

c)         Acts or omissions by the government or the competent legislative or judicial branch, including laws, agreements, ordinances, orders, rulings, decrees, judgments, legal actions, regulations, issue, renewal or confirmation of permits and licenses, which directly contribute or lead to the inability of one of the Parties to comply with all its obligations, or which seriously and unfairly undermine the interests of one or both Parties or severely compromise their financial capacity.

d)         Acts of civil disobedience, including war, blockades, insurrections, mutinies, mass protests, and actions by military forces related or in response to any act of civil disobedience.

For the purposes of this Contract, an excusable event shall be any violent act by a third party, including, but not limited to guerrilla or terrorist acts which cause damage to the System or the SHIPPER’S facilities at each Exit Point or which interrupt or delay compliance with the obligations undertaken by the Parties.

21.2         The Party affected by the event of force majeure or act of God shall do everything reasonably required to resume as soon as possible compliance with the obligations of the Contract. Likewise, it shall make every effort to minimize or mitigate any delay or additional costs which may be caused.

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21.3       The provisions set forth in these clauses shall in no way release the Parties from their obligations prior to the occurrence of the event.

22.         DIRECT SETTLEMENT

22.1       The Parties agree that in the event that differences arise between them, due to or caused by this Contract, they will seek direct settlement mechanisms, such as direct negotiation or conciliation. For this purpose, the parties shall have a term of sixty (60) business days, as from the date on which either of said parties makes a request in this respect. Said period may be extended by mutual agreement.

23.         EARLY TERMINATION OF THE CONTRACT

23.1       Either of the Parties may declare early termination when:

a)          Due to circumstances of force majeure or act of God or excusable event, the performance of the Contract is totally suspended for a continuous period in excess of three hundred sixty-five (365) calendar days in each event, in which case no liability whatsoever shall be generated for the Parties.

b)         By mutual agreement in writing between the parties.

23.2      The TRANSPORTER may declare early termination in the following cases:

a)         When, more than three (3) times in a period of three hundred sixty-five (365) consecutive calendar days the TRANSPORTER has suspended the Service due to the cause set forth in sub-paragraph c of paragraph 11.3 of Chapter III or when the late payment persists for a period of sixty (60) calendar days, in accordance with paragraph 5 of Chapter IV, except when said late payment is the subject of controversy.

b)         When, within a period of three hundred sixty-five (365) calendar days, the SHIPPER has incurred indemnities in an amount which exceeds the Estimated Annual Value of the Contract.

23.3       The SHIPPER may declare early termination when, due to causes attributable to the TRANSPORTER, the minimum pressure guarantee set forth in paragraph 9 of chapter III is not maintained for more than fifteen (15) consecutive days or thirty (30) non-consecutive days per Contract year or the Gas is of poor quality.

In the event of early termination of the Contract due to causes attributable to either of the Parties, the non-compliant Party shall recognize and pay, as sole indemnity to the other Party by virtue of penalty, a sum equivalent to 100% of the Remaining Value of the Contract.

PARAGRAPH: Within a period of ten (10) calendar days following the occurrence of any of the foregoing events, the Party entitled to terminate the Contract shall notify its decision in writing to the other Party, indicating the causes of said determination and the effective termination date of the Contract. The termination of the Contract shall not excuse or relieve the Parties from their respective obligations attributable to the period prior to the effective date of termination.

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24.         FULL SETTLEMENT OF THE CONTRACT

No later than thirty (30) calendar days following the termination of the Contract Performance Term or, in the event of early termination, the Parties shall sign the respective “Full Settlement Document”, which shall contain a summary of the most significant aspects of the performance of the Contract, indicating the balances in favor of either of the Parties, if any. In the event discrepancies exist in this respect, the Parties shall include applicable evidence and may resort to the dispute resolution mechanisms set forth in paragraph 22 of this Chapter, on the thirty-first (31) calendar day following the date of completion of the Performance Period or early termination. The Full Settlement Document signed by the Parties shall give right of execution.

In the event that, two (2) months following the termination of the Contract Performance Period or the Early Termination, the Full Settlement Document mentioned in the preceding paragraph has not been signed, and there is no dispute, the proposed full settlement document shall be forwarded to the address set forth in this Contract, and if no objection is received from the SHIPPER within a period of twenty (20) business days after having sent the proposed full settlement document, it shall be understood to have been approved.

CHAPTER III

OPERATING CONDITIONS

1.          GAS QUALITY

1.1           The Gas delivered by the SHIPPER to the TRANSPORTER at the Entry Point and the Gas which the TRANSPORTER delivers to the SHIPPER at the Exit Point shall meet the quality specifications set forth in Exhibit I to this Contract.

1.2           If the Gas delivered by the SHIPPER to the TRANSPORTER, in order for the latter to commence the Transportation of same fails to comply with the quality specifications set forth in Exhibit I to this Contract, the TRANSPORTER shall notify the former of the quality deficiency and shall have the right but not the obligation to reject said Gas while the situation is being rectified. If, within a period of no more than three (3) calendar days, the SHIPPER fails to remedy the quality deficiency, the TRANSPORTER, at its discretion and without being obligated to do so by virtue of this Contract, may: (i) carry out the activities permitting it to accept said Gas, in which event the SHIPPER shall reimburse the TRANSPORTER for the additional costs incurred by the latter by virtue of said activities, the estimate for which shall be agreed to in advance, or (ii) reject the Gas for transportation. In this case, the liability of the SHIPPER shall terminate with the payment of the additional costs incurred by the TRANSPORTER.

1.3           In the event the Gas delivered by the TRANSPORTER to the SHIPPER is not in compliance with the quality specifications set forth in Exhibit I to this Contract due to circumstances attributable exclusively to the transportation, the SHIPPER shall notify it of the quality deficiency and shall have the right to reject said Gas until such time as the situation is remedied, which shall be notified in advance to the TRANSPORTER, and which shall be considered a failure of service with the same consequences as those set forth in paragraph 10 of chapter III. In the event that within a period of no more than three (3) calendar days, the TRANSPORTER fails to remediate the quality deficiency, the SHIPPER may, at its discretion, and without being obligated to do so by virtue of this Contract, carry out the activities permitting it to accept said Gas, in which event the TRANSPORTER shall reimburse the SHIPPER the additional costs which in fact were incurred by such activities, the estimate for which shall be agreed to in advance. In this case the liability of the TRANSPORTER shall terminate with the payment of the additional costs incurred by the SHIPPER.

1.4           The SHIPPER is responsible for arranging for the equipment required at the Entry Point for the volumetric metering and determination of the gas quality.

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In the event that, in the judgment of the SHIPPER, it needs to perform volumetric metering and gas quality determination at the Exit Point, the SHIPPER shall arrange, at its own expense, for the equipment necessary for the respective calibration after reaching agreement with the TRANSPORTER on the procedures to be followed.

1.5           The verification of the Gas quality, both at the Entry Point and the Exit Point shall be performed by the TRANSPORTER, but the SHIPPER reserves the right to witness the sampling and analysis. All this may be carried out notwithstanding the SHIPPER’S responsibility to deliver Gas to the TRANSPORTER at the Entry Point outside the quality specifications established in accordance with this Contract. Likewise, the TRANSPORTER shall verify the minimum variables determined in the RUT, the SHIPPER being responsible for ensuring permanent and continuous compliance with all Natural Gas quality specifications set forth in this Contract for its delivery at the Entry Point.

2.          GAS METERING

2.1         The SHIPPER is responsible for arranging, both at the Entry Point, through its Producer –Supplier and at the Exit Point, all items necessary for the installation, operation and maintenance of the metering system, including calibration.

2.2         The installation of the metering systems shall be carried out as follows:

2.2.1       EXIT POINT 1 METERING

Until otherwise agreed to between the Parties, the Exit Point 1 metering system shall be located at the TRANSPORTER’S COGB. Its technical and operating characteristics shall be agreed to in a document signed by the Parties prior to the Service Commencement Date, which document shall form an integral part of this Contract.

In the event that the Exit Point 1 metering system and skid, installed and conditioned by the TRANSPORTER at its COGB, continues to be the official meter, the SHIPPER shall pay a lease, administration, operation and maintenance charge for said system and metering skid, which shall be agreed to prior to the Service Commencement Date, by means of a Lease, Operation and Maintenance Agreement executed between the TRANSPORTER and the SHIPPER’S Barrancabermeja Refinery Management.

In the event that the SHIPPER elects to install a meter at a location other than the COGB, initially established by the TRANSPORTER, the installation of said meter shall be agreed to in advance between the Parties, taking into account that it shall be carried out immediately after Exit Point 1, with the prior acceptance by the SHIPPER of the costs and investments which have not been or cannot be recovered, and those which in fact were incurred by the TRANSPORTER for the construction and conditioning of the metering system and skid located at Exit Point 1 and for which respective supporting documents shall be provided.

In the event that it is possible for the SHIPPER to install the official Exit Point 1 meter within the COGB, it shall pay the TRANSPORTER for the lease of the land occupied by said meter.

2.2.2        EXIT POINT 2 METERING

Unless otherwise agreed to between the Parties, the Exit Point 2 metering system shall be located in the Petrosantander facilities or in the TRANSPORTER’S COGB. The technical and operating characteristics of said meter shall be established by means of a document signed by the Parties prior to the Service Commencement Date, which document shall form an integral part of this Contract.

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In the event that the installation and conditioning of the Exit Point 2 metering system is carried out by the TRANSPORTER in the COGB, the TRANSPORTER shall charge the SHIPPER a lease, administration, operation and maintenance fee for the metering system and skid, which shall be formalized by means of a Lease, Operation and Maintenance Agreement executed between the TRANSPORTER and THE SHIPPER’S Barrancabermeja Refinery Management. The installation and conditioning of this metering system may be carried out by the TRANSPORTER, following validation and approval by the SHIPPER of the procedure for the execution of such activities, as well as the assurance that the performance of said activities does not involve any risk for the storage of the gas and the continuous operation of the Barrancabermeja Refinery owned by the SHIPPER, for which purpose a detailed risk analysis shall be carried out by the Parties within a period of twenty (20) calendar days as from the delivery of the pertinent documentation by the TRANSPORTER to the SHIPPER.

In the event that, following the date of execution of the Exit Point 2 metering system and skid lease, operation and maintenance contract, the SHIPPER elects to install a meter at a location other than the COGB, the installation and conditioning of that system shall be agreed to in advance between the Parties, taking into account that same shall be carried out immediately after Exit Point 2, with the prior acceptance by the SHIPPER of the costs and investments which have not been or may not be recovered, and which the TRANSPORTER in fact incurred in the construction and conditioning of the meter located at Exit Point 2 in the COGB, and for which the pertinent supporting documents shall be submitted.

The type of meter to be installed in either case shall be agreed to between the Parties.

In the event that, on the Service Commencement Date, the Exit Point 2 metering system is not available, the natural gas imbalances as from the Service Commencement Date until such time as said system is installed and operational shall be assumed by the SHIPPER, and shall be calculated as the difference between the volumetric Gas measurements between the Centragas meters on the high pressure line, Meriléctrica and the inlet to the TRANSPORTER’S COGB.

In those cases in which the TRANSPORTER installs and conditions the metering systems and skids, it must possess the hardware necessary for the SHIPPER to obtain information on line regarding the gas metering in its facilities, provided that the communications protocols are compatible.

2.3           The obligation to read the meters and verify their calibration both at the Entry Point and at the Exit Points lies with the TRANSPORTER. The SHIPPER reserves the right to be present during the verification of the meter calibration and for this purpose shall be notified by THE TRANSPORTER with at least seventy-two (72) hours advance notice. The SHIPPER reserves the right to be present at the calibration verification of the TRANSPORTER’S meters installed in Centragas, Meriléctrica and the COGB (gas to the Central-Eastern Gas Pipeline) related to the gas balance and for this purpose shall be notified by the TRANSPORTER with at least seventy-two (72) hours advance notice.

2.4           The determination of volumetric quantities shall be carried out in accordance with the calculation methods established by the manufacturer in the specific manuals for each type of meter and the recommendations of the American Gas Association AGA.

2.5           In the event that it is verified that the SHIPPER or the TRANSPORTER has engaged in fraud in the connections or metering equipment, the TRANSPORTER or the SHIPPER, as may be the case, may suspend the service and impose a penalty on the other Party for 100% of the value of such fraud, notwithstanding the provisions set forth in the RUT and the filing of the pertinent legal actions. The value of the fraud shall be determined subsequently.

2.6           The cost associated with the installations necessary for the SHIPPER to receive the gas as of the Exit Point, including its construction, operation and maintenance, shall be borne by the SHIPPER.

2.7           The metering equipment shall be in compliance with metering and calibration regulations and standards currently in force.

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3.          TRANSPORTATION REQUIREMENTS

No later than three (3) business days prior to the end of the month preceding the Deliveries Month the SHIPPER shall send to the TRANSPORTER the estimated average transportation requirements for the six (6) months following the Deliveries Month.

4.          NOMINATIONS AND CONFIRMED AMOUNT OF ENERGY

The Nominations for each hour of the Gas Day shall be made in accordance with the provisions set forth in the Single Code on Natural Gas Transportation (RUT) or subsequent modifications thereto.

4.1         The SHIPPER shall deliver to the TRANSPORTER the Nomination for each hour of the Gas Day by electronic data transmission prior to 04:20 pm on the day prior to the Gas Day on which it carries out the Nomination. In the event of communication problems, the SHIPPER shall deliver the Nomination via fax or e-mail.

4.2         In the event the TRANSPORTER does not receive the hourly Nomination from the SHIPPER or if said Nomination is not transmitted in accordance with the terms and periods stipulated, the nomination included in the Monthly Schedule shall be considered to be the Nomination for that Gas Day, and said Schedule shall remain in force until such time as the SHIPPER delivers a new Nomination.

4.3         The TRANSPORTER shall totally or partially accept the Nomination in accordance with the conditions set forth in this Contract, taking into account that in those cases in which the SHIPPER nominates quantities which are lower or equivalent to the Firm Contracted Capacity, the Authorized Amount of Energy shall be at least the Nominated Quantity. In the event said nomination is higher than the Firm Contracted Capacity, the Authorized Amount of Energy shall be as a minimum the Firm Contracted Capacity. The TRANSPORTER shall notify the SHIPPER by electronic data transmission prior to 4:20 p.m., with respect to the viable Natural Gas Transportation Schedule and the Authorized Amount of Energy. In the event of communication problems, this shall be done by fax. In the event the TRANSPORTER fails to notify the Authorized Amount of Energy in a timely manner, the Authorized Amount of Energy shall be understood to be the Nominated Amount of Energy. After having received this communication, and no later than 6:50 p.m. on the same day, the SHIPPER shall forward to the TRANSPORTER a Confirmed Amount of Energy for an Amount of Energy which is less than or equal to the Authorized Amount of Energy. In the event the TRANSPORTER does not receive a Confirmed Amount of Energy within the period mentioned or if the Confirmed Amount of Energy is greater than the Authorized Amount of Energy, the Confirmed Amount of Energy shall be considered to be the Authorized Amount of Energy.

The TRANSPORTER shall forward to the SHIPPER its gas transportation schedule prior to 8:20 p.m.

If, due to causes attributable to the SHIPPER, the stability of the Transportation System is affected, the SHIPPER shall assume the cost for which it is proportionally liable of the damages caused to the TRANSPORTER and the other System Agents by virtue of said situation. In order to determine the final liability of the SHIPPER, it shall be necessary to verify the SHIPPER’S consumption as well as that of the other shippers against the nomination which each of them shall submit, as set forth in the RUT. The TRANSPORTER shall supply all the information necessary to carry out this analysis.

The SHIPPER shall guarantee that the gas consumption rate in its facility is maintained at all times within the operating limits of the metering system installed. In the event the consumption rate is outside the meter range, or is outside the operating limits, the SHIPPER shall indemnify the TRANSPORTER for the gas which is not metered and shall be responsible for the operating problems caused by such situation. The Parties agree that in order to determine the quantity of power consumed which could not be metered, a power balance shall be carried out on each of the Exit Points indicated under paragraph 4.4 of Section I, taking into account the following meters:

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For Exit Point 1, the meters installed in Centragas for the low pressure line (FQI-3-02 and FQI-3-03)m, gas meter to Ferticol (UPBM-11) and gas meter to Gases de Barrancabermeja (UPBM-10).

For Exit Point 2, the meters installed in Centragas for the high pressure line (FQI-3-01 and FQI-3-04), Meriléctrica meter (UPBM-12) and gas meter to the Central-Eastern gas pipeline (UPBM-02).

In addition, if the SHIPPER needs to increase its consumption capacity (both pressure and volume increase), it shall assume all the costs required to carry out the Exit Point and Connection.

PARAGRAPH 1: The Parties agree that the schedules and the Nomination process may be modified in the future, based on the provisions established by the CREG on the matter.

5.        CALCULATION FOR VARIATIONS

During the first twenty (20) calendar days of each month following the Deliveries Month, the TRANSPORTER shall calculate the SHIPPER’S Output Variation for each Gas Day of the Deliveries Month.

6.        COMPENSATION FOR VARIATIONS

When the cases referred to in this paragraph arise, the TRANSPORTER may notify and coordinate with the SHIPPER the operating corrections necessary in order to rectify the Shipper’s Output Variation. Compliance with the agreement will exonerate the SHIPPER from compensations.

In the event that the SHIPPER fails to apply the operating corrections to the satisfaction of the TRANSPORTER, it shall apply the compensation set forth below:

For each hour of the Deliveries Month Gas Day, when the SHIPPER’S Output Variation exceeds 4% of the Confirmed Amount of Energy, the SHIPPER shall pay a charge equivalent to five (5) times the Reference Capacity Daily Charge multiplied by the volume equivalent to the excess in the Output Variation in excess of 4%.

These payments shall not grant the SHIPPER the right to incur Output Variations.

When the CREG approves the tables of Compensation for Output Variations caused by the SHIPPER, they shall begin to be applied and shall replace those initially stated. Said compensation shall be calculated daily and shall be invoiced monthly, as set forth in paragraph 3 of Chapter IV.

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7.          BALANCE ACCOUNT

7.1         During the first twenty (20) calendar days of each month following the Deliveries Month, the TRANSPORTER shall calculate the Power Imbalances for the Deliveries Month. The Energy Balance Account shall be updated daily in accordance with the measurements made by the TRANSPORTER.

7.2         The SHIPPER undertakes to supply to the TRANSPORTER the information requested from it by the latter when it considers necessary and which the SHIPPER is able to supply, for the purpose of calculating the Imbalances. At the discretion of the TRANSPORTER, this information shall be provided in electronic format.

7.3         The TRANSPORTER shall maintain the SHIPPER’S Balance Account duly updated.

8.          COMPENSATION FOR IMBALANCES

In the event that the Power Imbalance exceeds 0.5% in the Deliveries Month, the TRANSPORTER may first seek to reach an agreement with the SHIPPER with respect to the accounting procedures to be followed, in order to handle, reconcile and eliminate the Power Imbalances. In the event that said situation is not rectified to the satisfaction of the TRANSPORTER, the TRANSPORTER may require the SHIPPER to pay, by way of indemnity, a sum equal to the excess multiplied by the Reference Capacity Daily Charge.

Such payment shall not grant the SHIPPER the right to incur Power Imbalances.

PARAGRAPH I. The amounts paid for each Deliveries Month by virtue of Indemnities owed by the SHIPPER shall be invoiced monthly together with the amount of the Service, as set forth in paragraph 3 of Chapter IV.

9.          PRESSURE AT THE ENTRY AND EXIT POINTS

9.1         The TRANSPORTER shall make available to the SHIPPER the Gas at the Exit Point at the minimum defined pressure of 350 Psig.

9.2         From the Exit Point onward, the SHIPPER shall take the measures necessary to guarantee its capacity to take from the system the volume of the transportation capacity contracted.

9.3         The SHIPPER, through its producer, shall make the necessary arrangements for the Gas to enter the system at the Entry Point without exceeding the maximum operating pressure defined as 1200 psig. The TRANSPORTER may decline to receive Gas which is not in compliance with this pressure requirement.

10.        NON-COMPLIANCE DUE TO LOW PRESSURE OR POOR GAS QUALITY AT THE EXIT POINT

In the event that the pressure at the Exit Point is lower than the minimum pressure defined in paragraph 9 of this Chapter, and for this reason the SHIPPER is unable to receive the amount of Power confirmed, or in the event that the SHIPPER elects to exercise the right not to receive the Gas in accordance with paragraph 1.3 of Chapter III, the procedure below shall be followed:

10.1       The TRANSPORTER shall not make any charge whatsoever for the difference between the Authorized Volume and the Volume Received by the SHIPPER.

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10.2       The SHIPPER shall have the right to request in the Nomination, within a period of (60) calendar days following the date on which the non-compliance arises at the Exit Point, an Amount of Energy in excess of the Nominated Amount of Energy for the same quantity as the Amount of Energy Not Received, under the conditions set forth in paragraph 4 of this Chapter, provided this does not affect other shippers who have engaged the Firm Service. For each day on which the TRANSPORTER fails to accept the nomination of the amount of energy not received by the SHIPPER, the aforementioned 60-day period shall be extended by one additional day.

10.3       The SHIPPER shall have the right to have the TRANSPORTER recognize the following items:

a)          Payment of the penalties, surcharges, indemnities and/or excess costs actually incurred by the SHIPPER with respect to its clients and/or the GCB, as a direct consequence of the events set forth in this clause.

b)          The value of the investments or expenses actually incurred by the SHIPPER to carry out the work necessary to make good or replace the amount of Gas not transported as a direct consequence of the events set forth in this clause.

PARAGRAPH 1: The Transporter shall deduct the foregoing items from the next transportation invoice.

11.         SUSPENSION

11.1         The Parties may, by mutual accord, suspend the obligations set forth in this Contract.

11.2         The SHIPPER may suspend its obligations in the following cases:

a)           For maintenance of its facilities for a period of no more than seven hundred twenty (720) consecutive or non-consecutive hours at each Exit Point during each Contract Year. For this purpose, the SHIPPER shall notify its maintenance schedule to the TRANSPORTER monthly.

b)          Due to force majeure or act of God or excusable event.

c)          Due to the inspection and maintenance activities of its meters at the Exit Points, which affect the gas flow to the SHIPPER, for the duration of such activities.

11.3       The TRANSPORTER may suspend its obligations in the following cases:

a)          To carry out technical repairs or maintenance at the facilities which form a part of the System, for a period of no more than seven hundred twenty (720) consecutive or non-consecutive hours at each Exit Point per Contract year. To this effect, the TRANSPORTER shall notify its maintenance schedule monthly to the SHIPPER, which schedule shall be sent by no later than the last business day of the Month prior to the month during which the maintenance is to be performed, indicating the date, duration and estimated capacity of the maintenance.

b)          Due to force majeure, act of God or excusable event.

c)          Due to delinquency in any payment by the SHIPPER in excess of ten (10) calendar days, except when such payment is the subject of dispute.

d)          Due to failure to renew on a timely basis the guarantees required by the TRANSPORTER, or to submit the premium payment certificate, in the event that this contract is assigned by the SHIPPER.

11.4        The events set forth in sub-paragraphs a) and b) of paragraphs 11.2 and 11.3 shall suspend the obligations of both Parties. The provisions set forth in this paragraph 11 shall not exempt the Parties from their payment obligations caused up to the time of the suspension.

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11.5         Except in unforeseen cases, the suspending Party shall notify the suspension to the other Party with at least forty-eight (48) hours advance notice. In unforeseen cases, the notification shall be made as quickly as possible.

11.6         The suspension shall cease when the cause which originated it ceases, for which purpose the suspending Party shall notify the other Party of the cessation of the suspension and the Contract shall be automatically resumed under the terms in force prior to the suspension.

11.7         Any non-compliance or delay in compliance of any obligation related to the metering for which the SHIPPER is responsible for a period in excess of 30 calendar days shall likewise be cause for suspension of the Service.

CHAPTER IV

FINANCIAL CONDITIONS

1.          APPLICABILITY OF THE SERVICE

The SHIPPER may require the Service described herein each Gas Day during the Contract Performance Period. To this effect, Nominations shall be made as described in paragraph 4 of Chapter III. The Service shall not be subject to restrictions or interruptions except as set forth in paragraph 11 of Chapter III, provided the SHIPPER is able to demonstrate at the request of the TRANSPORTER that it has title to the volume of Gas to be transported, which requirement shall be verified in accordance with the provisions set forth in Paragraph 16 of Chapter II of this Contract. In the event that the SHIPPER is unable to comply with this condition, the SHIPPER shall be considered in breach for an amount equivalent to the Volume Deficiency and the TRANSPORTER shall have the right to refrain from authorizing the Service up to a volume equivalent to the Volume Deficiency.

The TRANSPORTER shall not be obligated to transport a volume of Gas greater than the Firm Contracted Capacity, unless it has agreed to do so during the Transportation Nomination Cycle.

PARAGRAPH: Occasional Transportation

A.           At its discretion, the TRANSPORTER may authorize the transportation of volumes in excess of the Firm Contracted Capacity for a specific Gas Day, in accordance with the SHIPPER’s request within the Nomination process, which shall be invoiced as indicated in paragraphs 2.3 and 2.4 hereinbelow.

2.          CHARGES

2.1         The charges caused by this Contract include the Fixed Charge, Variable Charge and AO&M Fixed Charge set forth in Section I-ESTF.

2.2         The value of the Service during the Deliveries Month; and which is invoiced monthly corresponds to the sum of the three items.

2.2.1       Fixed Charge, equivalent to the Firm Contracted Capacity multiplied by one twelfth of the Fixed Charge described in paragraph 7.1 of section I-ESTF for the respective Transportation Gas Pipeline. The Fixed Charge shall be applicable as from the Service Commencement Date, regardless of whether it is used or not.

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2.2.2         Variable Charge, which is equivalent to the Volumes Delivered by the SHIPPER, multiplied by the Variable Charge described in paragraph 7.2 of Section I-ESTF for the respective Transportation Gas Pipeline. The Variable Charge shall be applicable as from the Service Commencement Date.

2.2.3         AO&M Fixed Charge, equivalent to the Firm Contracted Capacity, multiplied by one twelfth of the AO&M Fixed Charge described in paragraph 7.3 of Section I-ESTF for the respective Transportation Gas Pipeline. The AO&M Fixed Charge shall be applicable as from the Service Commencement Date, regardless of whether or not it is used.

2.3           In the event that, for any Gas Day, the TRANSPORTER authorizes an average daily transportation greater than the Firm Contracted Capacity as set forth in the Single Paragraph of paragraph 1 of this Chapter, the transportation of this greater daily volume shall have a special charge in dollars and a special charge in pesos of USD 0.793/kpc plus USD1.091/kpc corresponding to the maximum rate of the 0% fixed - 100% variable pair set forth in CREG Resolution 125 of 2003. The preceding charges are as of December 31, 2007 applicable to the year 2008.

2.4           The Charge Amounts set forth in dollars shall be taken to three (3) decimal places as follows: if the fourth decimal place is less than 5, the third decimal place is maintained, and if the fourth decimal place is greater than or equal to 5, the third decimal place is increased by 1, and the charge amounts expressed in pesos shall be taken in round numbers, which figures shall be updated in accordance with the provisions set forth in paragraphs 5.7 and 5.8 of Article 5 of CREG Resolution 001 dated January 20, 2000.

2.5           The TRANSPORTER agrees that, in the event it has primary capacity available at a better rate than that agreed to in this Contract, it will apply said rate to the SHIPPER as of the date on which it starts to apply said rate to third parties, notwithstanding that the parties may execute agreements between themselves or with third parties to promote market growth, in which event said conditions shall not affect the rates of this contract.

2.6           In the event that the TRANSPORTER’S Policy for the interruptible transportation establishes interruptible transportation rates lower than those agreed to in this contract, the TRANSPORTER shall adjust the charges to the SHIPPER, deducting from the fixed charges to be paid by the SHIPPER the amount of the income obtained by the TRANSPORTER under the interruptible transportation modality and for a capacity equivalent to the lesser amount between the capacity not sold by the SHIPPER and the capacity sold as interruptible by the TRANSPORTER. In order to comply with the provisions set forth in this paragraph, the SHIPPER undertakes to publish daily in the TRANSPORTER’S Electronic Operations Bulletin (BEO) its surpluses of capacity for resale.

PARAGRAPH: The provisions set forth in the preceding paragraph shall not apply when the TRANSPORTER wishes to develop or promote a specific market, previously approved by an institutional policy of the TRANSPORTER.

3.          INVOICING

3.1         The TRANSPORTER shall invoice monthly the amount of the Service, the indemnities caused by Output Variations, Imbalances, gas losses and other services during the prior Deliveries Month, in Colombian pesos, utilizing for the invoicing of the portion of the charges established in dollars, the representative market rate certified by the Bureau of Finance for the last day of the month in which the transportation is carried out.

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3.2         The invoice shall be based on the sum total of the Daily Amounts Requested and Accepted by the SHIPPER at the Entry Point.

3.3         The invoice must contain the minimum requirements set forth in the Single Code on Natural Gas Transportation (RUT) and, once issued by the TRANSPORTER, shall be enforceable per se.

3.4         For the purposes of invoicing the solidarity contribution factor to the SHIPPER, the TRANSPORTER shall use the information for the month immediately prior to the Delivery Month, and shall make the respective adjustments to the billing the following month.

3.5         For all the purposes of this Contract, the invoice shall be considered delivered by the TRANSPORTER to the SHIPPER on the date on which it is forwarded electronically or by fax to the fax number recorded for that purpose in Section I – ESTF. The TRANSPORTER shall simultaneously submit the original invoices with their respective supporting documentation by registered mail, not later than the calendar day following the fax transmission. Failure to send the original invoice within the established timeframe shall result in an extension of the payment term for a period equal to that of the delay.

4.          PAYMENTS

The SHIPPER shall pay the invoice in the place and manner that the TRANSPORTER designates for that purpose, in Colombian pesos, no more than fifteen (15) calendar days after the invoice is delivered.

If the SHIPPER disputes an invoice or part of it or one of its line items before the payment due date, the SHIPPER may abstain from paying the disputed sum, stating the grounds for the rejection. If the Parties reach an agreement regarding the disputed amount within the next eight (8) business days, and if the dispute is resolved in favor of the TRANSPORTER, the SHIPPER shall pay the amount owed not later than the ninth (9th) business day following resolution of the dispute, with the corresponding penalty interest, if appropriate.

If the Parties do not reach an agreement regarding the disputed amount, the SHIPPER must pay, at a minimum, the undisputed amount of the invoice corresponding to the transportation service provision in the same period established above and may, once the payment is made, resort to the procedures set forth in Chapter II, paragraph 22.

Should the SHIPPER prevail in the claim, the TRANSPORTER must repay the overpaid amount, if any, within the five (5) business days following the mutual agreement or judicial decision, as the case may be, with the corresponding penalty interest from the date on which the payment was made.

Should the TRANSPORTER prevail in the claim, the SHIPPER must pay the sum pending payment, if any, plus the penalty interest for the unpaid amount from the due date of the invoice containing the disputed sum until the corresponding decision is issued. The payment shall be made within five (5) business days following the decision that settles the dispute.

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5.          DEFAULT

If the Party obligated to do so does not pay on the dates fixed for that purpose any sum owed to the other Party pursuant to the provisions of this Contract, it shall pay Default Interest. Default Interest shall be applied to the balance of the sum owed in pesos and in proportion to the time transpired from the date on which the payment should have been made, according to the stipulations herein, until the date on which the payment is made.

When the SHIPPER defaults, the TRANSPORTER shall have the right to suspend the Service as of the eleventh (11th) calendar day of the default. If the default continues for fifty (50) more calendar days, the TRANSPORTER may terminate the Contract and enforce the guarantees, should this Contract be assigned by the SHIPPER.

PARAGRAPH: The debtor shall be considered in default without the need for any formal notice.

6.          ESTIMATED VALUE OF THE CONTRACT

It is considered equal to the Contracted Firm Capacity multiplied by the Fixed Charges that compensate the investment plus the Contracted Firm Capacity multiplied by the variable charges for three hundred sixty-five (365) days and the Contracted Firm Capacity for the AO&M expenses, expressed in U.S. dollars and in Colombian pesos ($).

7.          DISCOUNTS ON THE FIXED CHARGE

7.1         If during the Performance Period of the Contract the Excusable Events, Force Majeure, or Acts of God set forth in Chapter II, number 21, occur, or the TRANSPORTER fails to deliver to the SHIPPER the Authorized Volume in an amount equal to the Contracted Firm Capacity, the TRANSPORTER shall give the SHIPPER a discount, in dollars and pesos, for each Gas Day the events or failures are in effect, according to the following formula:

Discount in dollars = [Contracted Firm Capacity (kcf/d) – Volume Received by the SHIPPER (kcf/d)] x (Fixed Charge (USD/kcf/d-year) / 365 days)

Discount in pesos = [Contracted Firm Capacity (kcf/d) – Volume Received by the SHIPPER (kcf/d)] x (Charge for AO&M (Pesos ($)/kcf/d-year) / 365 days).

7.2         If the TRANSPORTER refuses to accept delivery of the SHIPPER’s Gas or restricts the SHIPPER’s deliveries based on the right of refusal in Chapter III, paragraph 1, regarding Gas Quality, the TRANSPORTER shall not be obligated to provide any Fixed Charge discount.

7.3         Likewise, in the event the Contract obligations are suspended under the terms of Chapter III, paragraph 11, by either of the Parties, this shall give rise to a discount on the fixed charges corresponding to both pesos and dollars, with regard to the capacity that the TRANSPORTER did not have available, applied as follows:

Discount in dollars = [Contracted Firm Capacity (kcf/d) – Available Firm Volume that the TRANSPORTER reported during the maintenance (kcf/d)] x (Fixed Charge (USD/kcf/d-year) / 365 days)

Discount in pesos = [Contracted Firm Capacity (kcf/d) – Available Firm Volume that the TRANSPORTER reported during the maintenance (kcf/d)] x (Charge for AO&M (Pesos ($)/kcf/d-year) / 365 days).

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8.          SIGNATURES

In witness whereof, the Parties sign this Contract in two originals with identical content, on October first (1st), 2008.

The Transporter	The Shipper

[signature]	[signature]
JORGE ARMANDO PINEDA SÁNCHEZ	CAMILO MARULANDA LÓPEZ
C.C. [Citizen ID] 91.241.552 of Bucaramanga	C.C. 10.008.868 of Pereira
[initials]
[initials]

Prepared by:	DCO/Maria C. Gomez G.
Reviewed by:	DCO/Sonia R. Sanabria M.
SEG/Luis M. Carvajal A.
Approved by:	PRE/Jorge A. Pineda S.
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EXHIBIT I

SPECIFICATIONS REGARDING NATURAL GAS

TO BE TRANSPORTED VIA A GAS PIPELINE

SPECIFICATIONS	International System	British System
Minimum Gross Heating Value (GHV). (Note 1)	35.4 MJ/m3	950 BTU/ft3
Maximum Gross Heating Value (GHV). (Note 1)	42.8 MJ/m3	1,150 BTU/ft3
Liquid content. (Note 2)	Free of liquids	Free of liquids
Total maximum H2S content	6 mg/m3	0.25 grain/100 cfs
Total maximum sulphur content	23 mg/m3	1.0 grain /100 cfs
CO2 content, maximum, in % volume	2%	2%
N2 content, maximum, in % volume	3%	3%
Inert content, maximum, in % volume. (Note 3)	5%	5%
Oxygen content, maximum, in % volume	0.1%	0.1%
Maximum water vapor content	97 mg/m3	6.0 lb/mcfs
Delivery temperature, maximum	49 ºC	120 ºF
Delivery temperature, minimum	7.2 ºC	45 ºF
Maximum content of dust and suspended material. (Note 4)	1.6 mg/m3	0.7 grain/1000 cf

Note 1: All data regarding cubic meters or cubic feet of gas refer to Standard Conditions, that is, 14.65 psia and 15.6 ºC (60 ºF),

Note 2: Liquids may be: hydrocarbons, water, and other contaminants in liquid state.

Note 3: The sum of the contents of CO2, nitrogen, and oxygen are considered inert contents.

Note 4: The maximum particle size is 15 microns.

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EXHIBIT II

MEASUREMENT

The purpose of this Exhibit is to establish a general guide for the design, installation, operation, calibration, and maintenance of the gas measurement systems that are used for transfer of custody.

It summarizes the minimum requirements that must be met to guarantee measurement quality and reliability, enabling the systems to be within the margins of error that the standards and recommendations applicable to natural gas measurement establish.

It is important to note that in all cases, the document that is the basis for measurement and invoicing is Resolution CREG 071 of 1999 Single Code on Natural Gas Transportation (“RUT”).

1. Definitions:

The general definitions in the area of metrology shall be those referred to in the Vocabulario Internacional de Metrología (VIM) International Vocabulary of Metrology, published by ICONTEC as Colombian Technical Standard NTC-2194 (most recent edition).

In the case of specific definitions applicable to metrology and measurement technology, the most recent edition of the glossaries of the respective standards and applicable recommendations shall be used as a reference.

2. Applicable Technical References

In the area of measurement, the most recent versions of the standards and recommendations published by the following institutions shall be used:

☐	ICONTEC
☐	ISO
☐	API
☐	AGA
☐	ASTM
☐	ISA
☐	ASME
☐	ANSI
☐	GPA
☐	NEMA
☐	IEC

3. Traceability of Measurements

All the measurements must be traceable to national and/or international standards.

This will be accomplished by the use of accredited laboratories in the country, recognized by the Superintendency of Industry and Commerce or the body that replaces it, for the performance of calibrations, analysis, and testing. Should the means or infrastructure not be available at the national level, international laboratories recognized by the equivalent body abroad shall be used.

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The master instruments used in the verification activities must have a margin of error at least two (2) times smaller than that of the instruments to be evaluated. In addition, they must be included in a measurement assurance plan to guarantee their reliability, bearing in mind the masters are used to determine the maximum calibration interval.

2. Energy Measurement

2.1 Entry Points

All the Entry Points must have an on-line gas chromatograph, as set forth in paragraph 5.2.1 of the RUT.

The chromatograph and the sampler must be selected, installed, and operated in a manner that guarantees the capture of representative samples and the performance of analysis with a low margin of error for measurements, pursuant to the applicable technical references in effect.

The on-line chromatograph must be integrated with the flow computer for the purposes of precise volume and energy measurement.

The chromatograph calibration gas must be a Certified Reference Material, and its analytical characteristics shall be better than the chromatograph’s technical specifications in order to allow its use as a master standard.

2.2 Exit Points

A monthly adjustment of the composition shall be performed at the exit points that operate with fixed chromatography. The composition shall be obtained from chromatographic sampling and analysis or via the monthly average taken from a nearby chromatograph that measures the same current with a negligible time difference regarding the period between adjustments.

The installation of on-line chromatographs at the exit points, where required, by mutual agreement of the parties, shall be the responsibility of the shipper and shall be subject to the criteria indicated above for the Entry Points.

3. Volumetric Measurement

For the measurement of gas volume, only those meters that are recognized for use in custody transfer operations and are supported by a standard and/or recognized technical recommendation shall be used.

The instruments for measurement of magnitudes other than volume (for example: pressure, temperature, density) but that influence the measurement result must be integrated with the flow computer.

Orifice plate measurement systems must comply with the most recent version of AGA Report No. 3 and have a plate-holder element that allows the performance of inspections and/or replacements without interruption of the flow. All plate measurement systems must have an inspection certificate issued by a recognized body that guarantees system compliance with the tolerances expressed in the standard.

Ultrasonic meters must have multiple trajectories and be calibrated in a recognized laboratory, under conditions similar to operating conditions. Sufficient space shall be provided for their installation, operation, and maintenance, and the tools necessary for on-the-spot removal of the transducers shall also be provided, in order to internally inspect, clean, and/or replace them in case of defect. Likewise, they must comply with the most recent version of AGA Report No. 9.

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Turbine-type meters must be calibrated in a recognized laboratory, under conditions similar to operating conditions. The meter must have an oil injector or pump that guarantees periodic lubrication of the bearings. Likewise, they must comply with the most recent version of AGA Report No. 7.

Mass meters must be calibrated in a recognized laboratory. When technically justifying the appropriateness of their use, it must be shown that the effect of the density variations on the volume calculation from the mass does not affect the measurement more than the ±1% margin of error indicated in the RUT. Otherwise, installation of equipment for ongoing determination of the specific gravity of the gas shall be required, integrated with the flow computer. Likewise, they must comply with the most recent version of AGA Report No. 11.

Rotameters may be calibrated to atmospheric pressure. A pressure gauge shall be installed on the rotameters for measurement of differential pressure, between the meter inlet and outlet. Likewise, they must comply with the most recent version of ANSI standard B109.3.

Diaphragm meters shall not be used as it is not possible to diagnose their performance throughout their useful life. The use of rotameters is recommended in their stead.

All of the measurement systems must have full bore and by-pass valves that facilitate operation and the execution of calibration, maintenance, and inspection activities. Likewise, the space and conditions around the system must be safe and of an appropriate size for access to the system and for the execution of future inspections and maintenance.

Measurement systems that may fail due to excessive acceleration in their components (for example: turbine, rotameter, diaphragm, mass, etc.) must have a restriction element for protection in case of over-revolution.

The method to guarantee transparency in measurements that have a by-pass without an alternate meter shall be decided by mutual agreement. The installation of seals, blind plates, or electronic locks integrated with the SCADA is recommended.

After a repair, the parties shall assess whether it is necessary for the meter to be recalibrated in a recognized laboratory. Should this be necessary, the system owner shall be responsible for the associated costs.

Should operating conditions change from the time when the measurement system was originally designed, causing its performance to not comply satisfactorily with the required measurement capacity and/or margin of error, the system shall be redesigned or replaced by one that satisfies the new operating condition. The system owner shall be responsible for the associated costs.

The flow computer must be approved pursuant to its compliance with the most recent edition of API MPMS standard 21.1 and be compatible with the Transporter’s SCADA System communication protocol. Therefore, the parties shall evaluate the communication protocol with the most appropriate flow computer, among which shall be considered Bristol Babcock’s BSAP.

4. Measurement of Other Variables

4.1 Temperature

Flow temperature must be determined according to the applicable technical references. The determination of error and the measurement margin of error associated with the flow temperature include the unit made up of the sensor and the transmitter or analog-digital converter, forming a single loop.

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4.2 Pressure

Static pressure must be determined according to the applicable technical references. Should absolute pressure transmitters not be used, it shall be determined from the average atmospheric pressure of the site where the measurement system will be installed, using the best and most up-to-date resources for its precise characterization (for example: in-situ monitoring, correlation by altitude, GPS, etc.).

4.3 Compressibility Factor

The gas compressibility factor shall be determined using the methods described in the most recent edition of AGA Report No. 8.

4.4 Speed of Sound in Natural Gas

For the purpose of ultrasonic meter diagnosis, the speed of sound in the natural gas shall be calculated using the methods described in the most recent edition of AGA Report No. 10.

4.5 Heating Value and Composition

At the points where there is on-line chromatography, the heating value shall be taken from the chromatograph and included in the flow computer calculations. The heating value shall be evaluated according to the most recent edition of ASTM standard D3588.

At those points with fixed chromatography, the parameters associated with gas composition and required for the calculation of its properties shall be adjusted monthly. These shall be obtained by chromatographic sampling and analysis or using the monthly average taken from a nearby chromatograph that measures the same current with a negligible time difference regarding the period between adjustments.

5. Margin of Error in Measurements

The measurement systems must operate within a combined margin of error of ±1%. To that end, the expanded margin of error, associated with the volume and energy measurements, and stated for a confidence level of 95% must be less than 1%.

The Guía para la expresión de la Incertidumbre en las Mediciones (GUM) Guide for the Statement of Margin of Error in Measurements, published by ICONTEC in the most recent edition of the Colombian Technical Guide GTC-51, shall be used to evaluate the interval that characterizes the dispersion of values that may reasonably be attributed to the measurement system as results.

6. Calibration of Measurement Equipment

6.1 First Calibration

The first calibration of the meter and of the instruments and equipment associated with the measurement system shall be performed in a recognized laboratory before their installation.

6.2 Verifications

Verification of metrological performance, accuracy, and the internal condition of the measurement systems shall be performed periodically, starting with the following intervals:

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☐	Meters (primary element): annual inspection
☐	Other instruments and flow computer: monthly verification

After the first year, the initially-established verification periods may be extended up to a maximum of three (3) years for the meters and three (3) months for the other instruments and flow computer, provided the results of the inspection and historical data fully support the action.

Likewise, once extended, the periods may be shortened if for any reason the performance of the elements degrades in such a way that the extended interval would not allow appropriate metrological monitoring of the system.

Should there be instruments, equipment, and/or components that do not maintain their stability between successive one (1)-month periods, the owner shall proceed to repair or replace the element with one of better quality and stability.

7. Conservation of Readings

The TRANSPORTER and the SHIPPER shall keep original documents or supporting documentation regarding all testing or graphic data, or any other similar type of record, on optical and/or magnetic media for a period of four (4) years or the shortest period permitted by the applicable rules of the Energy and Gas Regulatory Committee (CREG), counted from the date on which the evaluation is performed.

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EXHIBIT III

GUARANTEE AMOUNT

Guarantee Amount=	(Fixed Charge/365*RMR+Variable Charge*RMR+AOM/365) * 70 days * Q +
(Fixed Charge/365*RMR+AOM/365) * 15 days * Q, where

Guarantee Amount: Guarantee Amount in Pesos ($)

Fixed Charge: Fixed Charge in USD/kcf/d-year, takes effect when the guarantee is established

Variable Charge: Variable Charge in USD/kcf, takes effect when the guarantee is established

AOM: Fixed Charge for Administration, Operation, and Maintenance in Pesos ($)/kcf/d-year, takes effect when the guarantee is established

RMR: Representative Market Rate for the day on which the guarantee is established, expressed in Pesos ($)/USD.

Q: Contracted capacity, in kcf/d.

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TABLE OF CONTENTS

NATURAL GAS TRANSPORTATION CONTRACT

SECTION I – ESTF	1

Natural Gas Transportation Contract	1

CHAPTER I	3

GENERAL CONDITIONS	3

1. IDENTIFICATION OF THE PARTIES	3

2. RECITALS	3

3. DEFINITIONS	5

4. GUIDING PRINCIPLES	8

CHAPTER II	8

PARTICULAR CONDITIONS	8

1. PURPOSE	8

2. SCOPE	9

3. APPLICABILITY	9

4. SERVICE COMMENCEMENT DATE	9

5. ENTRY AND EXIT POINTS	9

6. TRANSPORTATION CHARGES	9

7. TERM OF THE CONTRACT	9

8. NOTICE	9

9. PERFECTION OF THE CONTRACT	10

10. TAXES	10

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11. GUARANTEE	10

12. APPLICABLE LAW	10

13. CHANGES TO REGULATIONS	10

15. DELEGATION	11

16. OWNERSHIP OF THE GAS	11

17. INDEMNITY	11

18. CUSTODY OF THE GAS	11

19. CHANGES OF HUBS AND ENTRY OR EXIT POINTS	11

20. ASSIGNMENT OF THE CONTRACT	12

21. FORCE MAJEURE OR ACT OF GOD OR EXCUSABLE EVENT	12

22. DIRECT SETTLEMENT	13

23. EARLY TERMINATION OF THE CONTRACT	13

24. FULL SETTLEMENT OF THE CONTRACT	14

CHAPTER III	14

OPERATING CONDITIONS	14

1. GAS QUALITY	14

2. GAS METERING	15

3. TRANSPORTATION REQUIREMENTS	17

4. NOMINATIONS AND CONFIRMED AMOUNT OF ENERGY	17

5. CALCULATION FOR VARIATIONS	18

6. COMPENSATION FOR VARIATIONS	18

7. BALANCE ACCOUNT	19

8. COMPENSATION FOR IMBALANCES	19

9. PRESSURE AT THE ENTRY AND EXIT POINTS	19

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10. NON-COMPLIANCE DUE TO LOW PRESSURE OR POOR GAS QUALITY AT THE EXIT POINT	19

11. SUSPENSION	20

CHAPTER IV	21

FINANCIAL CONDITIONS	21

1. APPLICABILITY OF THE SERVICE	21

2. CHARGES	21

3. INVOICING	22

4. PAYMENTS	23

5. DEFAULT	24

6. ESTIMATED VALUE OF THE CONTRACT	24

7. DISCOUNTS ON THE FIXED CHARGE	24

8. SIGNATURES	25

EXHIBIT I	26

SPECIFICATIONS REGARDING NATURAL GAS	26

EXHIBIT II	27

MEASUREMENT	27

EXHIBIT III	32

GUARANTEE AMOUNT	32

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